Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, July 17, 2013
4:30 P.M. CDT

A. H. Belo Corporation Announces Sale of Riverside, CA Office Building

DALLAS - A. H. Belo Corporation (NYSE: AHC) today announced it completed the sale of its five-story office building and certain related assets in Riverside, California to the County of Riverside for $30 million. The proceeds to the Company were approximately $28.6 million after selling costs of approximately $1.4 million. In the third quarter of 2013 the Company will record a gain of approximately $4 to $5 million related to this transaction. However, this transaction will not result in a taxable gain to the Company.
The Press-Enterprise (PE) entered into a six month lease-back with the County of Riverside until PE's new leased office space is ready for move in, which is expected to take place by the end of this year. The Company anticipates expenses associated with the relocation of The Press-Enterprise offices to be approximately $0.5 million which will be incurred in the fourth quarter. As result of the sale of the building and the move to leased space, The Press-Enterprise anticipates incurring incremental capital spending of $1.6 million in 2013 to build a data center in its production facility and ongoing expenses of approximately $0.2 million per year for incremental facilities cost.
Robert W. Decherd, chairman, president and Chief Executive Officer, said, “We are pleased to have the sale of the Riverside office building completed and thank our colleagues in Riverside for their hard work and support in completing this transaction. The significant proceeds received will provide funds for increasing shareholder returns and diversifying our revenue streams in the future.”

About A. H. Belo Corporation

 A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas' leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

Statements in this communication concerning A. H. Belo Corporation's (the “Company's”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, business initiatives, pension plan contributions and obligations, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company's Annual Report on Form 10-K, and in the Company's other public disclosures and filings with the Securities and Exchange Commission.